EXHIBIT 10.18

Datakey, Inc.
407 West Travelers Trail
Burnsville, MN  55337

Mr. Ray Lipkin

Dear Mr. Lipkin:

          Datakey and you have recently arrived at an understanding under which you have agreed to loan Datakey up to $1,000,000.  This letter is intended to formalize this understanding as follows:

          1.       The maximum aggregate of any loans you will make to Datakey under this Agreement will be $1,000,000.  The minimum loan amount will be $250,000.

          2.       The funding of a particular loan may be effected by letter or fax, signed by Datakey’s CEO or CFO, requesting a transfer of funds to a depository of Datakey’s choosing.  The transfer of funds will be conditional upon your receipt of a promissory note as described in Paragraph 4 below.

          3.       No new funds may be borrowed after March 31, 2001, whether or not all of the $1,000,000 has been borrowed as of such date.

          4.       Each loan will be evidenced by a separate promissory note in the form attached to this letter.  The promissory note will be payable on demand six months after any transfer of funds to Datakey has been completed, as set forth in Paragraph 2 above.  The promissory note may be repaid at any time, but any repayment must be made in full, including accrued interest to the date of repayment.

          5.       Interest will accrue at the annual rate of 12% for the first three months during which any promissory note remains outstanding.  If a promissory note remains unpaid for more than three months, interest will accrue at an annual rate of 15% until the promissory note is paid in full.

          6.       Any loan made pursuant to this letter Agreement will be unsecured.

          7.       Each promissory note will contain customary default provisions.  All reasonable collection costs will be assumed and paid for by Datakey.

          8.       You may have been provided and/or you may in the future be provided with material non-public information relating to Datakey.  You should be aware that the receipt of material non-public information may restrict your ability to trade in Datakey stock.

          Accompanying this letter is our written request to you to transfer $500,000 to the depository described therein.  We are also enclosing Datakey’s Promissory Note which incorporates those terms set forth above.  The Promissory Note is dated January 25, 2001, the anticipated date of the transfer.  Should the transfer not be effected on January 25, we would ask that you destroy the Promissory Note and we will messenger a new Promissory Note dated as of the date of the funds transfer.

          If the foregoing is acceptable, please sign two copies of this letter and forward a signed copy to me.

                                                                       Very truly yours,

                                                                       /s/ Alan G. Shuler
                                                                       Alan G. Shuler, Vice President and CFO

          I have read the above letter and am agreeable to the terms set forth therein.

                                                                       /s/ Raymond A. Lipkin
                                                                       Ray Lipkin

UNSECURED PROMISSORY NOTE

$500,000	January 26, 2001

          FOR VALUE RECEIVED, Datakey, Inc. (“Maker”) promises to pay to Ray Lipkin, and his heirs, assigns and successors (“Payee”), at such place as may be designated by Payee from time to time, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest accruing at an annual rate of twelve percent (12%) for the three months ending April 25, 2001 and at an annual rate of fifteen percent (15%) thereafter until this Promissory Note (“Note”) is paid in full.  The entire principal balance and any unpaid accrued interest due on this Note shall be paid in full on or before July 25, 2001.

          Maker may prepay all or any portion of the outstanding balance of this Note at any time and from time to time without premium or penalty.

          The occurrence of any one or more the following events constitutes an Event of Default under this Note:

          (a)      Maker fails to pay this Note when due;

          (b)      Maker (i) is unable to pay Maker’s debts as they mature or admits in writing Maker’s inability to pay Maker’s debts as they mature; (ii) makes a general assignment for the benefit of creditors; (iii) is adjudicated involuntarily bankrupt or voluntarily files a petition for bankruptcy; (iv) applies for the appointment of a receiver or a trustee for any of its property or assets or permits the appointment of a receiver or trustee who is not discharged within a period of thirty (30) days after such appointment; or (v) has entered against it an order in a foreclosure, execution and levy, or similar proceeding involving a substantial part of Maker’s assets; or

          (c)      Substantially all of Maker’s assets or a controlling equity interest in Maker is sold in a transaction or a number of related transactions.

          Upon the occurrence of an Event of Default hereunder, at the option of the Payee, Payee may (i) declare the entire outstanding balance of this Note immediately due and payable; and (ii) exercise any of its other rights and remedies under applicable law.  No act, omission or delay on the part of the Payee to exercise any of Payee’s rights is a waiver of any of Payee’s rights, unless such waiver is expressly made in a writing signed by Payee.  Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, in the event that this Note is not paid when due, whether or not a lawsuit is commenced.  Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

          IN WITNESS WHEREOF, this Note has been duly executed by the undersigned, intending to be legally bound, on the day and year first above written.

DATAKEY, INC.
By	/s/ Alan Shuler
Alan Shuler, Vice President and CFO